Execution Copy

FORM OF

FIRST AMENDMENT TO

CUSTODY AGREEMENT

This First Amendment (the “Amendment”) is made on this __ day of June, 2014 to the Agreement, dated as of December 18, 2007 (the “Agreement”), by and between the Miller Investment Trust, a Delaware statutory trust (the “Fund”), on behalf of each of its Series listed on Schedule II hereto, and The Bank of New York Mellon (formerly The Bank of New York), a bank organized under the laws of the state of New York (the “Custodian”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement.

WHEREAS, the parties may amend the Agreement pursuant to Article X, Section 6 by a written instrument executed by the parties; and

WHEREAS, the Fund and the Custodian desire to amend Schedule II of the Agreement to reflect (a) a change in the name of the existing Series (from “Miller Convertible Fund” to “Miller Convertible Bond Fund”) and (b) the addition of two new Series of the Fund to the Agreement, Miller Convertible Plus Fund and Miller Intermediate Bond Fund;

WHEREAS, such addition of the new Series to the Agreement renders it appropriate to clarify the respective obligations and liabilities of each Series by amending Sections 6 and 7 of Article VIII of the Agreement: and

WHEREAS, the parties also wish to use this opportunity to update the address of the Administrator and the Trust as referenced in Article VIII, Section 6 and Article X, Section 3.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the agreements hereinafter set forth, the Agreement is hereby amended as follows:

1.

Article VIII, Sections 6 and 7 are hereby amended and restated as follows:

6.  Custodian shall be entitled to receive and the Trust agrees to pay to Custodian all reasonable out-of-pocket expenses and such compensation as referenced in Appendix II between Custodian and the Trust.  The Trust represents that the Administrator has agreed to pay such compensation and expenses promptly upon receipt of statements therefore, and hereby directs Custodian to (i) send all statements for compensation to its attention care of Gemini Fund Services, LLC at the following address: 80 Arkay Drive, Suite 110, Hauppauge, New York 11788 (with a duplicate copy to the Trust at the address in Article X 3.), and (ii) accept all payments made by the Administrator Trust/Plan in the Trust's name as if such payments were made directly by the Trust.  Should the Administrator fail to pay or remit such compensation that is not in dispute to Custodian, Custodian will be entitled to debit the Custody Account directly for such compensation.  The Custodian may charge such compensation and any expenses incurred by the Custodian with respect to a Series in the performance of its duties against any money specifically allocated to such Series.  Unless and until the Trust or the Administrator instructs Custodian by a Certificate to apportion any loss, damage, liability or expense among the various Series in a specified manner, the Custodian shall also be entitled to charge against any money held by it for the account of a Series such Series’ pro rata share (based on such Series , pro rata share of the net asset value of all Series at that time) of the amount of any loss, damage, liability or expense, including counsel fees, for which the Custodian shall be entitled to reimbursement under the provisions of this Agreement. The expenses for which Custodian shall be entitled to reimbursement hereunder shall include, but are not limited to, the expenses of sub-custodians and foreign branches of Custodian incurred in settling outside of New York City transactions involving the purchase and sale of Securities of the Trust.

7.  Custodian has the right to debit any cash account applicable to a Series for any amount payable by the Trust with respect to such Series in connection with any and all obligations of the Trust, with respect to such Series, to Custodian.  In addition to the rights of Custodian under applicable law and other agreements, at any time when the Trust shall not have honored any of its obligations to Custodian with respect to a particular Series   Custodian shall have the right without notice to the Trust to retain or set-off, against such obligations, any Securities or cash Custodian or a BNY Affiliate may directly or indirectly hold for the account of such Series and any obligations (whether matured or unmatured) that Custodian or a BNY Affiliate may have to such Series in any currency or Composite Currency Unit. Any such asset of, or obligation to, that Series of the Trust may be transferred to Custodian and any BNY Affiliate in order to effect the above rights.

2.

Article X, Section 3 is hereby amended and restated as follows:

3.  Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Trust shall be sufficiently given if addressed to the Trust and received by it at its office at 80 Arkay Drive, Suite 110 Hauppauge, New York 11788, or at such other place as the Trust or the Administrator may from time to time designate in writing.

3.

For the avoidance of doubt, of Article X, Section 9 of the Agreement shall continue to have full force and effect with respect to the Agreement, including as it is modified by this Amendment.  Accordingly, the parties acknowledge and agree that each Series is separate and distinct from the other Series of the Trust, and no Series of the Trust shall be liable for the obligations applicable to any other Series of the Trust now or in the future existing.

4.

Schedule II to the Agreement is hereby replaced with Schedule II attached hereto.

5.

For clarity, Miller Investment Trust is referred to as the “Trust” in the Agreement.

6.

The Fund and the Custodian each hereby represents and warrants to the other that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to bind the Fund or the Custodian to this Amendment.

IN WITNESS WHEREOF, this Amendment to the Agreement has been executed as of the date first above written.

MILLER INVESTMENT TRUST,

on behalf of each Series acting individually and not jointly

By: __________________

Name:  Greg Miller

Title: President

THE BANK OF NEW YORK MELLON

By: ___________________

Name: _________________

Title:

GEMINI FUND SERVICES, LLC

By: ___________________

Name: ________________

Title:

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SCHEDULE II:

SERIES OF THE MILLER INVESTMENT TRUST

(Effective as of June 24, 2014)

Miller Convertible Bond Fund

Miller Convertible Plus Fund

Miller Intermediate Bond Fund

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